EXHIBIT 4.1

______________________________________

AMENDMENT NUMBER ONE
to the
MORTGAGE LOAN PURCHASE AGREEMENT
dated as of August 25, 2006
by and between
ACE SECURITIES CORP.
and
DB STRUCTURED PRODUCTS, INC.
______________________________________

THIS AMENDMENT NUMBER ONE (this “Amendment Number One”) is made this 19th day of December, 2006, by and between ACE SECURITIES CORP. (the “Purchaser”) and DB STRUCTURED PRODUCTS, INC. (the “Seller”), to the Mortgage Loan Purchase Agreement, dated as of August 25, 2006, by and between the Purchaser and the Seller (the “Agreement”).

W I T N E S S E T H

WHEREAS, the Purchaser and the Seller desire to amend the Agreement, subject to the terms hereof, to modify the Agreement as specified herein; and

WHEREAS, the Purchaser and the Seller each have agreed to execute and deliver this Amendment Number One on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. For purposes of this Amendment Number One, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

SECTION 2. The Amendments.

(a) Section 6 of the Agreement is hereby amended by: (i) deleting the word “and” at the end of subpart (lxxii) thereof and (ii) inserting the following new subpart at the end of subpart (lxxiii) thereof:

; and (lxxiv) With respect to any Group I Mortgage Loan for which the date of the related mortgage note is more than 1 year before the Closing Date,

(i) The Seller represents that it currently operates or actively participates in an on-going and active program or business (A) to originate mortgages, and/or (B) to make periodic purchases of mortgage loans from originators or other sellers, and/or (C) to issue and/or purchase securities or bonds supported by the mortgages, with a portion of the proceeds generated by such program or business being used to purchase or originate mortgages made to borrowers who are:

(a) low-income families (families with incomes of 80% or less of area median income) living in low-income areas (a census tract or block numbering area in which the median income does not exceed 80 percent of the area median income) and/or

(b) very low-income families (families with incomes of 60% or less of area median income), and

(ii) The Seller agrees that Freddie Mac for a period of two (2) years following the date of this Agreement may contact the Seller to confirm that it continues to operate or actively participate in the mortgage program or business and to obtain other nonproprietary information about the Seller’s activities that may assist Freddie Mac in completing its regulatory reporting requirements. The Seller will make reasonable efforts to provide such information to Freddie Mac.

SECTION 3. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby. Except as modified and expressly amended by this Amendment Number One, the Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4. Governing Law. This Amendment Number One shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles other than Section 5-1401 of the New York General Obligations Law which shall govern) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 5. Severability of Provisions. If any one or more of the provisions or terms of this Amendment Number One shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment Number One and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment Number One.

SECTION 6. Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7. Counterparts. This Amendment Number One may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ACE SECURITIES CORP., as Purchaser By: /s/ Evelyn Echevarria Name: Evelyn Echevarria Title: Vice President By: /s/ Doris J. Hearn Name: Doris J. Hearn Title: Vice President	DB STRUCTURED PRODUCTS, INC., as Seller By: /s/Ernie Calabrese Name: Ernie Calabrese Title: Director By: /s/ Susan C. Valenti Name: Susan C. Valenti Title: Director